Exhibit 99.1

August 4, 2021

Dear Fellow Shareholders:

We continue to enjoy positive momentum, which is translating into broad-based strength in regards to products, customer segments and geographies.

For Q2 2021:

•	Revenue grew 83% to approximately $64 million; Adjusted Revenue grew 92% to approximately $67 million.
•	Net income grew 7% to approximately $5 million; Adjusted EBITDA grew 116% to approximately $26 million. Net income margin was 8%. Adjusted EBITDA margin was 38%.
•	Gross margin was 72%; Adjusted Gross Margin was 76%.
•	Longer-Term Contracts represented 40% of revenue.
•	Cash flow from operations was $18.2 million. Free Cash Flow was $15.1 million.

We continue to benefit from the three tailwinds that have been fueling our growth.

1.

Our customers continue to partner with us as they execute on their strategic initiatives to modernize their sales and marketing organizations by integrating our purchase intent data into their sales and marketing workflow. They use this data to inform their sales and marketing outreach, which helps them improve response rates, win more deals and expand their market share.

2.

As companies continue to be more sensitive to privacy issues, they are attracted to our offerings because of our opt-in audience of registered members, who give us permission to observe what content they are consuming and share their contact information with relevant vendors. Many of our customers view this as superior to solutions that scrape the web and/or LinkedIn and collect and sell personal information with no permission from the individual. In addition, many customers view our first-party purchase intent data from our owned and operated websites as more useful and valuable than third party data. The ongoing saga of when Google is going to eliminate third party cookies has generated a lot of awareness around this issue with our customers and we believe we are benefitting from it.

3.

The COVID-19 pandemic has accelerated the pre-COVID-19 trend of the migration of face-to-face event budgets to online budgets. This has especially been the case for vendor content-driven demand generation, which is a long-standing core component of our product suite and a key component of the product strategies of our recent acquisitions.  Customers are finding that content creation through our ESG offerings, promotion of their content through our content syndication offerings and webinar, video and virtual event creation through BrightTALK are very efficient means of replicating the sales funnel contribution they had previously sought from face to face events.

Due to these trends coupled with good execution on our part, we are growing faster than anticipated. As we communicated in last quarter’s shareholder letter, Priority Engine growth has rebounded, registering 20% year-over-year growth in the quarter. Our June Priority Engine release more than doubled the number of accounts for which we provide actionable intelligence for our customers by leveraging the insights available to us through the BrightTALK network.  It also significantly increased the ability of our customers to understand the best follow up approach for accounts visiting their own websites, and to see the entire buyers’ journey for an account through our new timeline feature.  Sales momentum coming out of the June release is very strong, and we have a robust roadmap of additional features informed by customer feedback.

1 of 12

As you know, we have been busy on the acquisition front and have made good headway in the first six months of the year integrating the two acquisitions we made last December. BrightTALK and ESG both continue to perform according to our expectations and we are starting to see some payoff from our initial cross-selling efforts.

Today, we are announcing that we closed on the acquisition of Xtelligent Healthcare Media. Xtelligent is a Boston-area firm that creates high-quality independent content that helps over 1.5 million visitors per quarter make healthcare-related software and technology decisions. They have 10 dedicated, targeted websites that cover topics such as telehealth, healthcare analytics, revenue cycle management, healthcare IT security and electronic health records. The healthcare IT market is one of the most important vertical technology markets and a natural adjacency for TechTarget to expand into.

This acquisition checks all of the boxes for us. Xtelligent has an original content model with a permission-based audience of registered members and a large amount of first party purchase intent data. Similar to BrightTALK, Xtelligent did not have a natural way to monetize this purchase intent data on its own. Obviously, we do with Priority Engine.  You can expect us to create new Priority Engine segments around some of these topics.

The founder and CEO of Xtelligent, Sean Brooks, is a former TechTarget VP, who worked with us for 12 years before founding Xtelligent almost 10 years ago. We are thrilled to welcome Sean back to the TechTarget team, where he will continue to run the Xtelligent business. The consideration was $25 million upon closing, which we paid from cash on hand, plus a $5 million earn-out.

Balance Sheet and Liquidity

As of June 30, 2021, we had approximately $109.1 million in cash and investments.

We have issued and outstanding approximately $201 million of senior unsecured convertible notes, which are convertible into our common stock contingent upon certain conditions contained within the note indenture being met.  The convertible notes bear interest at .0125%, which payments are due semi-annually (June and December).  The convertible notes mature December 2025.

Q3 and 2021 Guidance

For Q3 2021, we expect revenue to be between $65 and $67 million and Adjusted Revenue to be between $67 million and $69 million. Under accounting principles generally accepted in the United States (“GAAP”), we are not allowed to recognize approximately $2 million in the quarter related to the acquisition of deferred revenue.  We expect Q3 2021 net income to be between $8.2 million and $8.3 million and Adjusted EBITDA to be between $26 million and $27 million.  $21 million and $22 million.be between $21 million and

For the full year 2021, we are raising our annual forecast. We expect revenue to be between $254 and $259 million. We expect Adjusted Revenue to be between $265 million and $270 million. We expect net income to be between $24 million and $27 million and Adjusted EBITDA to be between $95 million and $100 million.

Summary

We are excited to see that the significant competitive advantages that we have built are being rewarded. This is good for our customers, employees, shareholders and communities. We are focused on continuing to scale a data subscription business with expanding margins to take advantage of the inherent operating leverage and high cash flow conversion of our financial model.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2021 TechTarget, Inc. All rights reserved. TechTarget, the TechTarget logo, and BrightTALK are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

2 of 12

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today, August 4, 2021. Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning August 4, 2021 approximately one (1) hour after the conference call through September 3, 2021 at 9:00 a.m. (Eastern Time). To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10157754. International callers should dial 1-412-317-0088 and use the conference number 10157754. Canadian callers should dial 1-855-669-9658 and use the conference number 10157754. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted Revenue”  means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments, impact of the fair value adjustment to acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Longer-Term Contracts” means contracts in excess of 270 days.

3 of 12

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share may not be comparable to the definitions as reported by other companies. We believe that Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share  provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions.  A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

4 of 12

Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for quarter ended June 30, 2021. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

5 of 12

TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	June 30, 2021	December 31, 2020
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$109,038	$82,616
Short-term investments	84	84
Accounts receivable, net of allowance for doubtful accounts of $1,646 and $1,754 respectively	39,718	40,183
Prepaid taxes	—	796
Prepaid expenses and other current assets	4,562	4,084
Total current assets	153,402	127,763
Property and equipment, net	16,453	13,661
Goodwill	182,222	179,118
Intangible assets, net	105,441	108,872
Operating lease assets with right-of-use	22,291	26,031
Deferred tax assets	1,500	216
Other assets	909	907
Total assets	$482,218	$456,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,718	$4,303
Current operating lease liability	3,657	3,611
Accrued expenses and other current liabilities	13,430	16,539
Accrued compensation expenses	3,438	5,789
Income taxes payable	197	487
Contract liabilities	27,854	15,689
Total current liabilities	52,294	46,418
Non-current lease liability	23,482	26,943
Convertible debt	195,303	153,882
Other liabilities	1,221	2,971
Deferred tax liabilities	16,086	23,848
Total liabilities	288,386	254,062
Leases and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 55,669,885 and 55,633,155 shares issued, respectively; 28,159,043 and 28,122,603 shares outstanding, respectively	56	56
Treasury stock, at cost; 27,510,842 and 27,510,552 shares, respectively	(199,796)	(199,796)
Additional paid-in capital	345,609	363,055
Accumulated other comprehensive income	3,220	1,611
Retained earnings	44,743	37,580
Total stockholders’ equity	193,832	202,506
Total liabilities and stockholders’ equity	$482,218	$456,568

6 of 12

TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$63,711	$34,796	$116,680	$66,212
Cost of revenue(1)	17,114	8,785	32,282	16,936
Amortization of acquired technology	776	—	1,541	—
Gross profit	45,821	26,011	82,857	49,276
Operating expenses:
Selling and marketing(1)	22,099	12,570	43,705	25,519
Product development(1)	2,534	1,846	5,457	3,878
General and administrative(1)	6,208	3,267	12,643	6,622
Depreciation, excluding depreciation of $446, $221, $827 and $392, respectively, included in cost of revenue	1,388	1,171	2,609	2,357
Amortization	1,658	282	3,288	441
Total operating expenses	33,887	19,136	67,702	38,817
Operating income	11,934	6,875	15,155	10,459
Interest and other income (expense), net	(486)	(10)	(1,182)	(479)
Income before provision for income taxes	11,448	6,865	13,973	9,980
Provision for income taxes	6,328	2,092	7,043	3,000
Net income	$5,120	$4,773	$6,930	$6,980
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision of $0, $(24), $0 and $13, respectively)	$—	$84	$—	$(48)
Foreign currency translation gain (loss)	575	21	1,609	(32)
Other comprehensive income (loss)	575	105	1,609	(80)
Comprehensive income	$5,695	$4,878	$8,539	$6,900
Net income per common share:
Basic	$0.18	$0.17	$0.25	$0.25
Diluted	$0.17	$0.17	$0.24	$0.25
Weighted average common shares outstanding:
Basic	28,152	27,533	28,146	27,768
Diluted	32,144	28,163	32,121	28,304

(1)    Amounts include stock-based compensation expense as follows:

Cost of revenue	$384	$71	$896	$140
Selling and marketing	3,535	2,118	7,058	4,307
Product development	121	125	776	321
General and administrative	1,972	979	3,882	1,953

7 of 12

TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Six Months Ended
	June 30,
	2021	2020
	(Unaudited)
Operating activities:
Net income	$6,930	$6,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,436	2,749
Amortization	4,829	441
Provision for bad debt	6	317
Stock-based compensation	12,612	6,721
Amortization of debt issuance costs	654	4
Deferred tax provision	1,228	(1,236)
Changes in operating assets and liabilities:
Accounts receivable	460	1,217
Prepaid expenses and other current assets	(867)	(17)
Other assets	388	15
Accounts payable	(552)	(187)
Income taxes payable	502	4,162
Accrued expenses and other current liabilities	(3,197)	(346)
Operating lease right-of-use assets and liabilities, net	(2,239)	(182)
Accrued compensation expenses	(728)	(637)
Contract liabilities	12,165	700
Other liabilities	(1,746)	1,140
Net cash provided by operating activities	33,881	21,841
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(6,225)	(3,338)
Purchases of investments and maturities of investments	—	(71)
Acquisitions of businesses, net	—	(5,015)
Net cash used in investing activities	(6,225)	(8,424)
Financing activities:
Tax withholdings related to net share settlements	(370)	(68)
Purchase of treasury shares and related costs	—	(14,824)
Registration fees	(29)	—
Proceeds from stock option exercises	16	—
Payment of earnout liabilities	(1,032)	—
Term loan principal payment	—	(625)
Net cash used in financing activities	(1,415)	(15,517)
Effect of exchange rate changes on cash	181	3
Net increase (decrease) in cash	26,422	(2,097)
Cash at beginning of period	82,616	52,487
Cash at end of period	$109,038	$50,390
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$5,306	$92

8 of 12

TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenue	$63,711	$34,796	$116,680	$66,212
Impact of fair value adjustment on acquired unearned revenue	3,271	—	8,296	—
Adjusted Revenue	$66,982	$34,796	$124,976	$66,212

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Gross Profit	$45,821	$26,011	$82,857	$49,276
Stock compensation	384	71	896	140
Depreciation and amortization	1,221	221	2,368	392
Impact of fair value adjustment of acquired unearned revenue	3,271	—	8,296	—
Adjusted Gross Profit	$50,697	$26,303	$94,417	$49,808
Gross Margin	72%	75%	71%	74%
Adjusted Gross Margin	76%	76%	76%	75%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$18,191	$12,143	$33,881	$21,841
Purchases of property and equipment, and other capitalized assets, net	(3,094)	(1,702)	(6,225)	(3,338)
Free Cash Flow	$15,097	$10,441	$27,656	$18,503

9 of 12

TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income	$5,120	$4,773	$6,930	$6,980
Interest expense, net	379	164	773	326
Provision for income taxes	6,328	2,092	7,043	3,000
Depreciation and amortization	4,268	1,674	8,265	3,190
EBITDA	16,095	8,703	23,011	13,496
Stock-based compensation expense	6,012	3,293	12,612	6,721
Other expense, net, including acquisition costs of $50, $0, $248 and $0, respectively	156	(154)	657	152
Impact of fair value adjustment on acquired unearned revenue	3,271	—	8,296	—
Adjusted EBITDA	$25,534	$11,842	$44,576	$20,369

10 of 12

TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income	$5,120	$4,773	$6,930	$6,980
Provision for income taxes	6,328	2,092	7,043	3,000
Net income before taxes	11,448	6,865	13,973	9,980
Amortization of intangible assets	2,435	282	4,830	441
Stock-based compensation expense	6,012	3,293	12,612	6,721
Foreign exchange loss and interest expense	497	48	1,204	559
Transaction related expenses	50	—	248	—
Impact of fair value adjustment on acquired unearned revenue	3,271	—	8,296	—
Adjusted income tax provision (1)	(7,322)	(2,671)	(10,673)	(4,502)
Adjusted Net Income	$16,391	$7,817	$30,490	$13,199

Net income per diluted share	$0.17	$0.17	$0.24	$0.25
Weighted average diluted shares outstanding	32,144	28,163	32,121	28,304

Adjusted Net Income Per Diluted Share	$0.51	$0.28	$0.95	$0.47
Adjusted weighted average diluted shares outstanding (2)	32,144	28,163	32,121	28,304

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Adjusted weighted average diluted shares outstanding for the three and six months ended, June 30, 2021 includes 4.0 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond. Adjusted weighted average diluted shares outstanding for the three and six months ended June 30, 2020, includes 0.6 million and 0.5 million related to unvested stock awards calculated using the treasury method.

11 of 12

TECHTARGET, INC.

Financial Guidance for the Three Months Ended September 30, 2021

(in 000’s)

(Unaudited)

	Three Months Ended September 30, 2021
	Range
Adjusted Revenue	$65,000	$67,000
Expected impact of fair value adjustment of unearned revenue	1,500	2,000
Revenue	$63,500	$65,000

Adjusted EBITDA	26,000	27,000
Depreciation, amortization and stock-based compensation	12,700	12,700
Expected impact of fair value adjustment of unearned revenue	1,500	2,000
Interest and other expense, net	700	700
Provision for income taxes	2,900	3,300
Net income	$8,200	$8,300

12 of 12